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                                                                    EXHIBIT 99.1





             CRITICAL PATH APPOINTS INDUSTRY VETERAN LAUREEN DEBUONO
                         TO SUCCEEED CFO, LARRY REINHOLD



         SAN FRANCISCO -- AUGUST 21, 2001 -- Critical Path, Inc. (Nasdaq: CPTH), a global leader in communication technology and complete messaging solutions for wireless and wireline carriers, service providers and corporations, today announced that Laureen DeBuono, an industry veteran and financial and business consultant, has been appointed interim Chief Financial Officer, effective September 5, 2001. She will succeed Larry Reinhold, the company's current Chief Financial Officer, who is resigning effective August 31, 2001. DeBuono has more than 17 years of executive experience managing operations, financial and legal departments and has successfully developed and implemented restructuring programs to turnaround the financial and operational performance of several companies.

         Reinhold agreed to join Critical Path in December of 2000 as Executive Vice President and Chief Financial Officer. "Among my key objectives at Critical Path over the past several months were to implement strong financial controls, a plan to put the company back on a path to profitability, and to restructure the company's balance sheet," said Larry Reinhold. "With a great deal accomplished, and a solid restructuring plan in place, Critical Path is well positioned to recover lost ground and to focus on solid profitable growth." Reinhold is leaving the company to pursue other business interests.

         "Larry was a tremendous asset in helping guide Critical Path through a very difficult period," said David Hayden, Critical Path's founder and executive chairman. "Shortly after joining the company, Larry identified the financial reporting issues from last year, helped with management's investigation, and helped manage the process to a successful resolution. Additionally, he was instrumental in the strategic restructuring and reorganization plan that we continue to successfully


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execute. Critical Path thanks him for his integrity, dedication and hard work, and we wish him the best in his future endeavors."

         DeBuono comes to Critical Path with a 17 year record of scaling global businesses and with excellent operations, financial and legal skills. As CFO and COO for ReSound Corporation, a manufacturer of cutting edge hearing devices and communication products, DeBuono developed and implemented a worldwide restructuring program that helped the company realize $15 million in annualized cost savings, improve the company's operational earnings loss to a positive 12% as a ratio to sales, and paydown the company's long-term debt. Prior to her role at ReSound, DeBuono held executive management positions with Nellcor Puritan Bennett Inc., where she participated in increasing revenues by more than 400% over five years, and selling the business to Mallinkrodt, Inc. in a $2 billion transaction. DeBuono also held corporate counsel positions at Clorox and Varian Associates. DeBuono has a B.A. from Duke University, an M.A. from Stanford University and a J.D. from New York University Law School.

         "Laureen DeBuono has extensive leadership experience in finance, operations and legal, which we are confident will enable her to make a significant contribution to Critical Path," said Hayden. "We are extremely pleased to be able to bring on board an executive of Laureen's caliber, who has an excellent track record of turning companies around and who can help us to continue down the path of growing our core revenues, reducing our overall operating expenses and making the company healthier and more competitive."



         ABOUT CRITICAL PATH, INC.

         Critical Path Inc. (Nasdaq: CPTH) is a global leader in communication technology and complete messaging solutions for wireless and wireline carriers, service providers and corporations, through its integrated platform of messaging applications and directory infrastructure. Critical Path is headquartered in San Francisco, with offices throughout North America, Europe, Asia and Latin America. More information on Critical Path can be found at http://www.cp.net./.

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Forward Looking Statements

This press release contains forward-looking statements, including the Company's statements regarding the markets for Critical Path products, plans related to the sale of certain product lines, the performance of senior executives in meeting strategic goals, our plans to strategically exit certain products and services, execution on plans to continue to reduce operating costs, our anticipated charges and cost savings as a result of these plans and our belief as to our ability to successfully emerge from the restructuring and refocusing of our operations. The words "anticipate," "expect," "intend," "plan," "believe," "seek," and "estimate" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, difficulties of forecasting future results due to our limited operating history, evolving business strategy and the emerging nature of the market for our products and services, pending litigation and SEC investigation, turnover of senior management, board of directors members and other key personnel, difficulties in implementing our strategic plan to exit certain products and services offerings, difficulties of integrating acquired businesses, failure to expand our sales and marketing activities, potential difficulties associated with strategic relationships, investments and uncollected bills, risks associated with continued compliance with NASDAQ National Market listing requirements, risks associated with our international operations, foreign currency fluctuations, unplanned system interruptions and capacity constraints, software defects, and those discussed elsewhere in this announcement. These and other risks and uncertainties are described in more detail in the Critical Path's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended, and the quarterly reports on Form 10-Q for the quarters ended June 30, 2001 and March 30, 2001, both as may be amended from time to time, and all subsequent filings with the Securities and Exchange Commission (www.sec.gov).



                                      # # #


Note to Editors: Critical Path and the Critical Path logo are the trademarks of Critical Path, Inc. All other trademarks are the property of their holders.




CONTACT INFORMATION:
     Critical Path, Inc.:
     For Reporters:                         For Investors:
     Critical Path, Inc                     Critical Path, Inc.
     Tom Birkeland                          Mike Bishop
     (415) 808-8773                         (415) 344-5059
     tbirkeland@cp.net                      mike.bishop@cp.net